EXHIBIT 10.4.6

FIFTH LEASE MODIFICATION AGREEMENT

FIFTH LEASE MODIFICATION AGREEMENT (hereinafter called this “Agreement”) dated as of the 15th day of December, 2005 between BFP ONE LIBERTY PLAZA CO. LLC, having an office c/o Brookfield Financial Properties, L.P., Three World Financial Center, 200 Vesey Street, 11th Floor, New York, New York 10281-1021 (hereinafter called “Landlord”), and ARCH INSURANCE COMPANY, a Missouri corporation, having an office at One Liberty Plaza, 165 Broadway, New York, New York 10006 (hereinafter called “Tenant”).

W I T N E S S E T H:

WHEREAS:

A.                                   Landlord and Tenant have heretofore entered into a certain lease dated September 26, 2002, as amended by that certain First Lease Modification Agreement (hereinafter called the “First Modification”) dated as of May 7, 2003, by that certain Second Lease Modification Agreement (hereinafter called the “Second Modification”) dated as of July 31, 2003, by that certain Third Lease Modification Agreement (hereinafter called the “Third Modification”) dated as of February 18, 2004, by that certain Fourth Lease Modification Agreement (hereinafter called the “Fourth Modification”) dated as of May 13, 2004, and by that certain Substitution of Storage Space Agreement (hereinafter called the “Storage Substitution Agreement”) dated as of September 30, 2004 (such lease, as the same has been and may hereafter be further amended, being hereinafter called the “Lease”), with respect to the entire rentable area of the fifty-third (53rd) and seventeenth (17th) floors of the building, a portion of the sixteenth (16th) floor of the building (the “16th Floor Existing Space”), and storage space located on the concourse level of the building (such space being hereinafter collectively called the “Existing Premises”), in the building known as One Liberty Plaza, 165 Broadway, New York, New York (hereinafter called the “Building”) for a term expiring on January 31, 2014 with respect to the portions of the Existing Premises located on the 53rd and 17th floors of the Building and the storage space located on the concourse level, and on March 31, 2007 with respect to the 16th Floor Existing Space, or on such earlier date upon which the term may expire or be terminated pursuant to any conditions of limitation or other provisions of the Lease or pursuant to law; and

B.                                     Landlord and Tenant hereby desire to modify the Lease to provide for the inclusion therein of additional space located on the sixteenth (16th) floor of the Building and the extension of the term of the Lease with respect to the 16th Floor Existing Space, upon and subject to the terms and conditions hereinafter more particularly set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       DEFINED TERMS.  All capitalized terms contained in this Agreement and not otherwise defined herein shall, for purposes hereof, have the same meanings ascribed to them in the Lease.

2.                                       ADDED SPACE.  Effective during the period commencing on the date (hereinafter called the “16th Floor Additional Space Inclusion Date”) that Landlord substantially completes the work described in Paragraph 6 hereof and delivers the 16th Floor Additional Space to Tenant in the condition described in Paragraph 6 hereof, and ending on the New 16th Floor Expiration Date (as hereinafter defined in Paragraph 3(a) hereof), there shall be added to and included in the Existing Premises the following additional space in the Building, to wit:

The portion of the sixteenth (16th) floor of the Building, substantially as shown hatched on the floor plan annexed hereto as Exhibit A (hereinafter called “16th Floor Additional Space”), which the parties hereto agree contains 4,968 rentable square feet.

Landlord does hereby lease to Tenant and Tenant does hereby hire from Landlord the 16th Floor Additional Space subject and subordinate to all superior leases and superior mortgages as provided in the Lease and upon and subject to all the covenants, agreements, terms and conditions of the Lease as supplemented by this Agreement (other than Article 36 of the Lease, Section 38.05 of the Lease, and Paragraphs 4, 5, 6 and 8 of the First Modification, and Paragraphs 5, 6, 7(b), 8 and 10 of the Second Modification, Paragraphs 4, 5, 6, 7 and 8 of the Third Modification, Paragraphs 4, 5 and 7 of the Fourth Modification and Paragraphs 4, 5, 7 and 8 of the Storage Substitution Agreement).  From and after the 16th Floor Additional Space Inclusion Date, the term “Premises” as defined in the Lease will be deemed to include the Existing Premises and the 16th Floor Additional Space.

3.                                       16TH FLOOR EXISTING SPACE EXTENSION.  The term of the Lease with respect to the 16th Floor Existing Space (which is currently scheduled to expire on March 31, 2007) is hereby extended for an additional three (3) years commencing on April 1, 2007 (the “16th Floor Existing Space Adjustment Date”) so that the term of the Lease with respect to the 16th Floor Existing Space (and the term of the Lease with respect to the 16th Floor Additional Space) shall end and expire at 11:59 p.m. on March 31, 2010 (hereinafter called the “New 16th Floor Expiration Date”), or on such earlier date upon which said term may expire or be terminated pursuant to any conditions of limitation or other provisions of the Lease or pursuant to law.  From and after the date hereof, Paragraph 8 of the Third Modification is hereby deleted in its entirety and shall be of no further force and effect.

4.                                       LEASE MODIFICATION.

(a)                                  Effective during the period commencing on the 16th Floor Additional Space Inclusion Date and ending on the New 16th Floor Expiration Date (i.e., March 31, 2010), the Lease shall be modified as follows:

(1)                                  The Fixed Rent payable by Tenant pursuant to Section 1.04(a) of the Lease (as modified by Paragraph 3(a) of the First Modification, Paragraph 4(a) of the Second Modification, Paragraph 3(a) of the Third Modification, Paragraph 3(a) of the Fourth Modification, and Paragraph 3(a) of the Storage Substitution Agreement, respectively) shall be increased by the sum of ONE HUNDRED SEVENTY-THREE THOUSAND EIGHT HUNDRED EIGHTY AND 00/100 ($173,880.00) DOLLARS per

annum [or $14,490.00 per month], calculated on an annual basis at the rate of $35 per rentable square foot, on account of the inclusion of the 16th Floor Additional Space.

(2)                                  With respect to the Additional Charges payable pursuant to Article 3 of the Lease (hereinafter called the “Basic Escalation Payments”) with respect to the Existing Premises, there shall be computed, in addition to the Basic Escalation Payments, escalation payments with respect to increases on account of Taxes and Operating Expenses attributable to the 16th Floor Additional Space.  Additional Charges with respect to Taxes and Operating Expenses with respect to the 16th Floor Additional Space shall be computed in the same manner as adjustments of rent with respect to Taxes and Operating Expenses for the purpose of the Basic Escalation Payments, except that for the purpose of such computations with respect to the 16th Floor Additional Space:

(i)                                     The “Base Operating Amount”, as such term is defined in Section 3.01(a) of the Lease (as modified by Paragraph 4(b)(i) of the Second Modification as modified by Paragraph 3(b)(i) of the Third Modification), shall mean the Operating Expenses incurred for the Operating Year commencing on January 1, 2006;

(ii)                                  The “Base Tax Amount”, as such term is defined in Section 3.01(b) of the Lease (as modified by Paragraph 3(c)(i) of the First Modification, Paragraph 4(b)(ii) of the Second Modification, Paragraph 3(b)(ii) of the Third Modification, Paragraph 3(b)(ii) of the Fourth Modification and Paragraph 3(b)(i) of the Storage Substitution Agreement, respectively), shall mean one-half of the sum of (x) the Taxes for the Tax Year commencing July 1, 2005 and (y) the Taxes for the Tax Year commencing July 1, 2006, both as finally determined; and

(iii)                               “Tenant’s Share”, as such term is defined in Section 3.01(i) of the Lease (as modified by Paragraph 3(c)(ii) of the First Modification, Paragraph 4(b)(iii) of the Second Modification, Paragraph 3(b)(iii) of the Third Modification, Paragraph 3(b)(iii) of the Fourth Modification and Paragraph 3(b)(ii) of the Storage Substitution Agreement, respectively), shall mean 0.23 (0.23%) percent with respect to 16th Floor Additional Space.

(3)                                  Electrical service shall be supplied to the 16th Floor Additional Space on a submetered basis in accordance with the terms and provisions of Article 14 of the Lease, except that for purposes hereof, the words “seven (7) watts” set forth in the first (1st) and second (2nd) sentences of Section 14.08 of the Lease shall be deleted and replaced with the words “six (6) watts”, and Tenant agrees to purchase from Landlord or from a meter company designated by Landlord all electricity consumed, used or to be used in the 16th Floor Additional Space in accordance with Article 14.

(b)                                 Effective during the period commencing on the 16th Floor Existing Space Adjustment Date (i.e., April 1, 2007) and ending on the New 16th Floor Expiration Date, the Lease shall be modified as follows:

(1)                                  The Fixed Rent payable by Tenant pursuant to Section 1.04(a) of the Lease (as modified by Paragraph 3(a) of the First Modification, Paragraph 4(a) of the Second Modification, Paragraph 3(a) of the Third Modification, Paragraph 3(a) of the Fourth Modification, Paragraph 3(a) of the Storage Substitution Agreement and Paragraph 4(a)(i) of this Agreement, respectively) shall be modified, with respect to the 16th Floor Existing Space, to the sum of EIGHT HUNDRED NINETEEN THOUSAND EIGHT HUNDRED FIVE AND 00/100 ($819,805.00) DOLLARS per annum [or $68,317.09 per month], calculated on an annual basis at the rate of $35 per rentable square foot.

(2)                                  For the purposes of calculating the Additional Charges payable by Tenant pursuant to Article 3 of the Lease with respect to the 16th Floor Existing Space, the following terms shall apply:

(i)             The “Base Operating Amount”, as such term is defined in Section 3.01(a) of the Lease (as modified by Paragraph 4(b)(i) of the Second Modification as modified by Paragraph 3(b)(i) of the Third Modification), shall mean the Operating Expenses incurred for the Operating Year commencing on January 1, 2006; and

(ii)          The “Base Tax Amount”, as such term is defined in Section 3.01(b) of the Lease (as modified by Paragraph 3(c)(i) of the First Modification, Paragraph 4(b)(ii) of the Second Modification, Paragraph 3(b)(ii) of the Third Modification, Paragraph 3(b)(ii) of the Fourth Modification and Paragraph 3(b)(i) of the Storage Substitution Agreement, respectively), shall mean one-half of the sum of (x) the Taxes for the Tax Year commencing July 1, 2005 and (y) the Taxes for the Tax Year commencing July 1, 2006, both as finally determined.

5.                                       16TH FLOOR ADDITIONAL SPACE RENT ABATEMENT. Notwithstanding the foregoing provisions of Paragraph 4(a)(1) above, provided that Tenant is not then in default, after notice and the expiration of any applicable cure periods, under any of the terms, provisions or conditions of the Lease (as modified hereby), the increase in the Fixed Rent payable hereunder with respect to 16th Floor Additional Space only shall be abated during the period (hereinafter called the “16th Floor Additional Space Abatement Period”) commencing on the 16th Floor Additional Space Inclusion Date and ending on the date which is one hundred eighty (180) days following the 16th Floor Additional

Space Inclusion Date; provided that Tenant shall pay the Additional Charges with respect to the 16th Floor Additional Space during the 16th Floor Additional Space Abatement Period, including, without limitation, the Additional Charges attributable to Tenant’s consumption of electricity in the 16th Floor Additional Space pursuant to Paragraph 4(a)(3) above.  There shall be no abatement of the Fixed Rent or Additional Charges with respect to the Existing Premises.

6.                                       CONDITION OF 16TH FLOOR ADDITIONAL SPACE/LANDLORD’S WORK.  Tenant agrees to accept possession of the 16th Floor Additional Space “as is” in the condition and state of repair in which it exists as of the date hereof and understands and agrees that Landlord is not required to perform any work, supply any materials, incur any expense or provide any allowance or contribution in connection with preparing the 16th Floor Additional Space for Tenant’s occupancy; provided, however, Landlord shall, at its sole expense, using materials and finishes of a type and quality designated by Landlord as standard for the Building and in compliance with all applicable legal requirements, install a demising wall and door connecting the 16th Floor Additional Space to the common corridor as more particularly set forth on Exhibit B attached hereto (hereinafter called “Landlord’s Demising Wall Work”), and shall deliver the 16th Floor Additional Space to Tenant in “broom clean” condition.  Landlord’s Demising Wall Work shall be commenced promptly following the date upon which this Agreement has been executed by both Landlord and Tenant and a fully-executed counterpart thereof has been delivered to Tenant, and shall be performed in a diligent manner.  Tenant shall execute and deliver to Landlord such documents that Landlord may reasonably request from time to time to acknowledge the occurrence of the 16th Floor Additional Space Inclusion Date; provided, however, that the failure of Landlord to request, or the failure of Tenant to execute, such documentation shall have no effect whatsoever on the obligations of Tenant hereunder.  Landlord agrees to deliver an ACP-5 covering the 16th

Floor Additional Space promptly after Tenant has delivered to Landlord: (i) final plans and/or specifications (which plans and/or specifications shall have been approved by Landlord) describing Tenant’s 16th Floor Additional Space Work (as hereinafter defined), and (ii) true and complete copies of all necessary governmental permits and certificates for the commencement and performance of Tenant’s 16th Floor Additional Space Work.

7.                                       TENANT’S 16TH FLOOR ADDITIONAL SPACE WORK.

(a)                                  Tenant hereby covenants and agrees that Tenant shall, at Tenant’s sole cost and expense, and in a good and workmanlike manner, make and complete the work and installations to be performed by Tenant to prepare the 16th Floor Additional Space for Tenant’s occupancy (hereinafter called “Tenant’s 16th Floor Additional Space Work”) in accordance with the provisions set forth in Articles 11 and 38 of the Lease (other than the provisions of Section 38.05 thereof), except that for purposes hereof, all references therein to the terms “Tenant’s Work” and “Premises” shall be deemed to mean Tenant’s 16th Floor Additional Space Work and the 16th Floor Additional Space, respectively.

(b)(1)                   Landlord shall allow Tenant a work allowance in the aggregate amount of TWO HUNDRED NINETY THOUSAND NINE HUNDRED NINETY-FIVE AND 00/100 ($290,995.00) DOLLARS (hereinafter called the “16th Floor Additional Space Work Credit”), which 16th Floor Additional Space Work Credit shall be applied solely against the cost and expense of the actual construction work to be performed by Tenant to prepare the 16th Floor Additional Space for Tenant’s occupancy (hereinafter called the “Tenant’s 16th Floor Additional Space Work”) and the cost and expense of the actual construction work to be performed by Tenant to prepare additional improvements to the 16th Floor Existing Space (“Tenant’s 16th Floor Existing Space Work”; together with Tenant’s 16th Floor Additional Space Work, “Tenant’s 16th Floor Work”).  In the event that the cost and expense of Tenant’s 16th Floor Work shall exceed the amount of the 16th Floor Additional Space Work Credit, Tenant shall be entirely responsible for such excess.  If Tenant does not use all or any part of the 16th Floor Additional Space Work Credit, then the 16th Floor Additional Space Work Credit shall be reduced accordingly.

(2)                                  Provided that Tenant is not in default of any of the terms and conditions of the Lease, the 16th Floor Additional Space Work Credit shall be payable by Landlord to Tenant in installments as Tenant’s 16th Floor Work progresses, but in no event more frequently than monthly; provided, however, that in no event shall Tenant be entitled to any payment for any portion of Tenant’s 16th Floor Existing Space Work unless and until Tenant has substantially completed Tenant’s 16th Floor Additional Space Work in accordance with Tenant’s final plan.  Tenant shall deliver to Landlord a written request for disbursement (each called a “Tenant Requisition”), which shall be accompanied by: (1) paid invoices from the contractors and subcontractors performing the portion of Tenant’s 16th Floor Work referenced in such Tenant Requisition, (2) a certificate signed by Tenant’s architect and an officer of Tenant certifying that the portions of Tenant’s 16th Floor Work represented by the aforesaid invoices and referenced in such Tenant Requisition has been satisfactorily completed in accordance with the Tenant’s final plan with respect to Tenant’s 16th Floor Work, as approved by Landlord, and (3) partial lien waivers (in recordable form and form satisfactory to Landlord) from the contractors, subcontractors and all materialmen who shall have performed any such work releasing Tenant from all liability for the same.  Landlord shall be permitted to retain from each disbursement an amount equal to five (5%) percent of the amount requested to be disbursed by Tenant.  The aggregate amount of the retainages shall be paid by Landlord to Tenant upon completion of Tenant’s 16th Floor Work and upon receipt from Tenant of (i) a certificate signed by Tenant’s architect and an officer of Tenant certifying that Tenant’s 16th Floor Work has been satisfactorily completed in accordance with Tenant’s final plan, (ii) final “as-built” drawings as required pursuant to Section 11.08 of the Lease, and all sign-offs, inspection certificates and any permits required to be issued by the New York City Building Department, Fire Department and by any other governmental entities having jurisdiction thereover with respect to the 16th Floor Additional Space, and (iii) a general release from all contractors and subcontractors performing Tenant’s 16th Floor Work releasing Landlord and Tenant from all liability for any Tenant’s 16th Floor Work.

(3)                                  At any and all times during the progress of Tenant’s 16th Floor Work, representatives of Landlord shall have the right of access to the 16th Floor Additional Space and the 16th Floor Existing Space and inspection thereof and Landlord shall have the right to withhold payment of any portion of the 16th Floor Work Credit representing the reasonably estimated cost of any such work not being performed in a manner reasonably satisfactory to Landlord; provided, however, that Landlord shall incur no liability, obligation or responsibility to Tenant or any third party by reason of such access and inspection.

(4)                                  The 16th Floor Additional Space Work Credit is being given for the benefit of Tenant only.  No third party shall be permitted to make any claims against Landlord or Tenant with respect to any portion of the 16th Floor Additional Space Work Credit.

8.                                       NOTICES.  Article 29 of the Lease shall be modified by deleting the address to which notices to Landlord shall be sent and replacing same with the following:

“If to Landlord:

BFP ONE LIBERTY PLAZA CO. LLC

c/o Brookfield Financial Properties, L.P.

Three World Financial Center

200 Vesey Street, 11th Floor

New York, New York 10281-1021

Attention: Senior Vice President/Director of Leasing

with a copy to:

BFP ONE LIBERTY PLAZA CO. LLC

c/o Brookfield Financial Properties, L.P.

Three World Financial Center

200 Vesey Street, 11th Floor

New York, New York 10281-1021

Attention: General Counsel.”

9.                                       BROKER.  Landlord and Tenant each covenant, warrant and represent that no broker or agent except CB Richard Ellis, Inc. (hereinafter called the “Broker”) was instrumental in bringing about or consummating this Agreement and that neither had any conversations or negotiations with any broker or agent except the Broker concerning the leasing of the 16th Floor Additional Space and the extension of the term with respect to the 16th Floor Existing Space.  Tenant agrees to indemnify and hold harmless Landlord against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, arising out of any conversations or negotiations had by Tenant with any broker or agent other than the Broker with respect to this Agreement.  Landlord agrees to indemnify and hold harmless Tenant against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, arising out of conversations or negotiations had by Landlord with any broker or agent other than the Broker with respect to this Agreement.  Landlord agrees that it shall pay to the Broker any commission or compensation to which the Broker may be entitled in connection with this Agreement pursuant to a separate agreement between Landlord and the Broker.

10.                                 RATIFICATION OF LEASE TERMS.  Except as modified by this Agreement, the Lease and all of the covenants, agreements, terms and conditions thereof shall remain in full force and effect and are hereby in all respects ratified and confirmed.

11.                                 BINDING EFFECT.  The covenants, agreements, terms, provisions and conditions contained in this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns.

12.                                 WRITTEN MODIFICATIONS.  This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, termination or discharge is sought.

13.                                 GOVERNING LAW.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

14.                                 COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BFP ONE LIBERTY PLAZA CO. LLC, Landlord

By:	/s/ Jeremiah B. Larkin
Name: Jeremiah B. Larkin
Title: Senior Vice President, Director of Leasing

ARCH INSURANCE COMPANY, a Missouri corporation, Tenant

By:	/s/ Mark D. Lyons
Name: Mark D. Lyons Title: Executive Vice President